PRESS RELEASE

Date:	October 21, 2004

From:	MutualFirst Financial, Inc.

For Publication:	Immediately

Contact:	Tim McArdle, Senior Vice President and Treasurer of MutualFirst Financial, Inc. (765) 747-2818

MutualFirst Announces Third Quarter 2004 Earnings

MutualFirst Financial, Inc. (NASDAQ: MFSF), the holding company of Mutual Federal Savings Bank (the "Bank"), announced today that net income for the third quarter ended September 30, 2004 was $1.7 million, or $.38 for basic and $.37 for diluted earnings per share. This compared to net income for the comparable period in 2003 of $2.0 million, or $.41 for basic and $.39 for diluted earnings per share. The decrease was due primarily to a reduction in net interest income. Annualized return on assets was .84% and return on equity was 7.62% for the third quarter of 2004 compared to .98% and 8.27% respectively, for the same period of last year.

Net income for the nine months ended September 30, 2004 was $5.5 million or $1.17 for basic and $1.13 for diluted earnings per share. This compared to net income for the comparable period in 2003 of $6.4 million or $1.28 for basic and $1.24 for diluted earnings per share. Annualized return on assets was .90% and return on equity was 7.74% for the first nine months of 2004 compared to 1.09% and 9.03% respectively, for the same period of last year.

Assets totaled $830.1 million at September 30, 2004, a $6.4 million increase from December 31, 2003. Loans, excluding loans held for sale, increased $2.3 million. Consumer loans increased $5.2 million, or 2.7%, and commercial business loans increased $6.5 million, or 14.6%, while commercial and residential mortgage loans held in portfolio decreased $9.4 million, or 2.0%. Mortgage loans held for sale decreased slightly and mortgage loans sold year-to-date totaled $36.6 million. Investment securities available for sale increased $6.2 million, or 18.4%, to increase liquidity.

Allowance for loan losses increased $244,000 from $6.8 million at December 31, 2003 to $7.0 million at September 30, 2004. Net charge offs for the first nine months of 2004 were $865,000 or .16% of average loans on an annualized basis compared to $654,000, or ..13% of average loans for the comparable period in 2003. As of September 30, 2004 the allowance for loan losses as a percentage of loans receivable and non-performing loans was .98% and 172.85%, respectively.

Total deposits were $587.5 million at September 30, 2004 an increase of $8.2 million, or 1.4% from December 31, 2003. Of this growth, $5.4 million was in non-interest bearing deposits. Total borrowings increased $1.2 million to $138.3 million at September 30, 2004 from $137.1 million at December 31, 2003.

Stockholders' equity decreased $7.8 million from $97.5 million at December 31, 2003, to $89.7 million at September 30, 2004. The decrease was due primarily to the repurchase of 535,852 shares of common stock for $12.6 million and dividend payments of $1.8 million. These decreases were partially offset by net income of $5.5 million, Employee Stock Ownership Plan (ESOP) shares earned of $560,000, RRP shares earned of $450,000 and stock options exercised for $355,000. Also, the market value of securities available for sale compared to their book value decreased $256,000 from a gain of $234,000 at December 31, 2003 to a loss of $22,000 at September 30, 2004.

Net interest income decreased $225,000 from $6.8 million for the three months ended September 30, 2003, to $6.6 million for the three months ended September 30, 2004 due to lower net interest margin and a lower volume of net earning assets. The net interest margin decreased from 3.70% for the three-month period ended September 30, 2003, to 3.51% for the comparable period in 2004 as yields on interest-earning assets decreased at a faster rate than the decrease in the cost of interest-bearing liabilities.

Net interest income decreased $294,000 for the nine months ended September 30, 2004 compared to the nine months ended September 30, 2003 due to a lower net interest margin and a lower volume of net earning assets. The net interest margin decreased from 3.78% for the nine-month period ended September 30, 2003, to 3.60% for the comparable period in 2004 for the same reason mentioned above.

The provision for loan losses for the third quarter of 2004 was $350,000, $25,000 more than last year's comparable period. Non-performing loans to total loans at September 30, 2004 were .57% compared to .46% at December 31, 2003. Non-performing assets to total assets were .61% at September 30, 2004 compared to .57% at December 31, 2003.

Non-interest income increased $436,000 to $1.6 million for the three months ended September 30, 2004 compared to $1.1 million for the same period in 2003. The increase was primarily due to an increase in gains on sale of loans of $201,000 in the third quarter of 2004 compared to the third quarter of 2003. Also, service fee income and commissions were up $109,000 when comparing the two quarters due to an increased number of checking accounts outstanding and increased sales of investment products. In addition, equity in gains of limited partnerships was up $107,000 when compared to the year ago quarter.

Non-interest income for the nine months ended September 30, 2004 was little changed when compared to the nine months ended September 30, 2003. An increase in the equity in gains of limited partnerships of $353,000 was partially offset by a lower increase in cash surrender value of life insurance of $290,000 in the 2004 period compared to the comparable period in 2003.

Non-interest expense increased $441,000 or 8.8% to $5.5 million for the three months ended September 30, 2004 compared to $5.0 million for the same period in 2003. Salaries and employee benefits were up $180,000, primarily due to a $73,000 increase in health insurance premiums and a $47,000 reduction of deferred compensation related to mortgage originations when comparing the two quarters. For the nine-month period non-interest expense was up $836,000 or 5.5% when comparing the first nine months of 2004 to the same period in 2003. The majority of this increase was due to a $473,000 increase in salaries and employee benefits (which included a $189,000 increase in health insurance costs).

Income tax expense was little changed for the three months ended September 30, 2004 compared to the same period in 2003 due to lower taxable income being offset by a higher effective tax rate. For the nine-month period ended September 30, 2004, income tax expense decreased $179,000 compared to the same period in 2003. The decrease was due primarily to decreased taxable income. The effective tax rate increased from 27.3% to 29.0% when comparing the two nine month periods ended September 30, 2003 and 2004, respectively.

MutualFirst Financial, Inc. and Mutual Federal Savings Bank are headquartered in Muncie, Indiana with seventeen full service offices in Delaware, Randolph, Kosciusko and Grant counties.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

MUTUALFIRST FINANCIAL INC.
	30-Sep	31-Dec
Selected Financial Condition Data(Unaudited):	2004	2003

	(000)	(000)

Total Assets	$830,142	$823,791
Cash and cash equivalents	17,849	23,068
Loans held for sale	1,371	1,975
Loans receivable, net	706,028	703,981
Investment securities available for sale, at fair value	39,640	33,472
Total deposits	587,539	579,362
Total borrowings	138,344	137,103
Total stockholders' equity	89,732	97,520

	Three Months	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended	Ended
	30-Sep	30-Jun	30-Sep	30-Sep	30-Sep
Selected Operations Data (Unaudited):	2004	2004	2003	2004	2003

	(000)	(000)	(000)	(000)	(000)

Total interest income	$10,979	$11,048	$11,532	$33,224	$35,060
Total interest expense	4,368	4,211	4,696	12,946	14,488

Net interest income	6,611	6,837	6,836	20,278	20,572
Provision for loan losses	350	530	325	1,107	1,075

Net interest income after provision
for loan losses	6,261	6,307	6,511	19,171	19,497

Non-interest income
Fees and service charges	806	743	745	2,251	2,192
Equity in gains (losses) of limited partnerships	69	19	(38)	90	(262)
Commissions	225	154	178	522	528
Net gain on loan sales and servicing	152	217	(50)	764	873
Increase in cash surrender value of life insurance	255	247	254	760	1,050
Other income	63	88	45	191	149

Total non-interest income	1,570	1,468	1,134	4,578	4,530

Non-interest expense
Salaries and benefits	3,304	3,329	3,124	10,073	9,601
Occupancy and equipment	748	684	708	2,129	1,993
Data processing fees	179	150	140	526	449
Deposit insurance expense	21	22	22	65	67
Marketing	208	147	203	449	526
Other expenses	999	866	821	2,756	2,527

Total non-interest expense	5,459	5,198	5,018	15,998	15,163

Income before taxes	2,372	2,577	2,627	7,751	8,864
Income tax provision	648	763	644	2,245	2,424

Net income	$1,724	$1,814	$1,983	$5,506	$6,440

	Three Months	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended	Ended
Selected Financial Ratios and Other Financial Data	30-Sep	30-Jun	30-Sep	30-Sep	30-Sep
(Unaudited):	2004	2004	2003	2004	2003

Share and per share data:
Average common shares outstanding
Basic	4,557,861	4,732,176	4,876,306	4,695,246	5,014,673
Diluted	4,698,863	4,879,960	5,070,744	4,851,521	5,189,196
Per share:
Basic earnings	$0.38	$0.38	$0.41	$1.17	$1.28
Diluted earnings	$0.37	$0.37	$0.39	$1.13	$1.24
Dividends	$0.12	$0.12	$0.11	$0.35	$0.31

Dividend payout ratio	32.43%	32.43%	28.21%	30.97%	25.00%

Performance Ratios:
Return on average assets (ratio of net
income to average total assets)(1)	0.84%	0.89%	0.98%	0.90%	1.09%
Return on average equity (ratio of net
income to average equity)(1)	7.62%	7.59%	8.27%	7.74%	9.03%
Interest rate spread information:
Average during the period(1)	3.39%	3.53%	3.55%	3.46%	3.61%

Net interest margin(1)(2)	3.51%	3.66%	3.70%	3.60%	3.78%

Efficiency Ratio	66.73%	62.59%	62.96%	64.36%	60.41%

Ratio of average interest-earning
assets to average interest-bearing
liabilities	105.37%	106.04%	106.44%	106.06%	106.54%

Allowance for loan losses:
Balance beginning of period	$7,020	$6,799	$6,539	$6,779	$6,286
Charge offs:
One- to four- family	50	111	53	211	146
Multi-family	0	0	0	0	0
Commercial real estate	21	13	0	34	114
Construction or development	0	0	0	0	0
Consumer loans	228	255	180	737	561
Commercial business loans	254	0	11	369	30

Sub-total	553	379	244	1,351	851

Recoveries:
One- to four- family	1	2	0	21	27
Multi-family	0	0	0	0	0
Commercial real estate	154	2	64	314	64
Construction or development	0	0	0	0	0
Consumer loans	51	66	17	151	97
Commercial business loans	0	0	6	0	9

Sub-total	206	70	87	486	197
Net charge offs	347	309	157	865	654
Additions charged to operations	350	530	325	1,109	1,075

Balance end of period	$7,023	$7,020	$6,707	$7,023	$6,707

Net loan charge-offs to average loans (1)	0.20%	0.18%	0.09%	0.16%	0.13%

	September 30,	June 30,	September 30,
	2004	2004	2003

Total shares outstanding	4,781,778	4,949,919	5,265,802
Tangible book value per share	$18.58	$18.45	$18.13

Nonperforming assets (000's)
Loans: Non-accrual	$4,053	$3,366	$2,956
Past due 90 days or more	10	543	0
Restructured	120	0	0

Total nonperforming loans	4,183	3,909	2,956

Real estate owned	285	303	717
Other repossessed assets	625	463	595

Total nonperforming assets	$5,093	$4,675	$4,268

Asset Quality Ratios:
Non-performing assets to total assets	0.61%	0.57%	0.52%
Non-performing loans to total loans	0.57%	0.55%	0.42%
Allowance for loan losses to non-performing
loans	172.85%	179.59%	226.89%
Allowance for loan losses to loans receivable	0.98%	1.00%	0.96%

(1) Ratios for the three and nine month periods have been annualized.
(2) Net interest income divided by average interest earning assets.